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                                                                    Exhibit 11.1

                        WORLDCOM, INC. AND SUBSIDIARIES
                       COMPUTATION OF PER SHARE EARNINGS
                     (In thousands, except per share data)

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
                                                      For the Three Months Ended
                                                               March 31,
                                                      --------------------------
                                                          1997          1996
                                                      ------------  ------------
Primary:
  Weighted average shares outstanding                      888,245       387,566
  Common stock equivalents                                  28,031         7,472
  Common stock issuable upon conversion of:
    Series A preferred stock                                32,703             -
                                                      ------------  ------------
                                                           948,979       395,038
                                                      ============  ============

Fully diluted:
  Weighted average shares outstanding                      888,245       387,566
  Common stock equivalents                                  28,031         8,586
  Common stock issuable upon conversion of:
    Series A preferred stock                                32,703             -
    Series B preferred stock                                 1,237             -
    5% convertible notes                                         -        10,270
    Series 2 preferred stock                                     -         5,266
                                                      ------------  ------------
                                                           950,216       411,688
                                                      ============  ============


Income applicable to common shareholders              $     43,054  $    85,802
Add back:
  Series A preferred dividend                                6,364            -
  Series B preferred dividend                                  246            -
  Interest on 5% convertible notes, net of taxes                 -        1,491
  Series 2 preferred dividend requirement                        -          505
                                                      ------------  -----------
Net income applicable to common shareholders          $     49,664  $    87,798
                                                      ============  ===========

Earnings per share:
  Primary                                             $       0.05  $      0.22
  Fully diluted                                       $       0.05  $      0.21
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